                                                                 Exhibit 4.2


                                                           Execution Version


                                  EXHIBIT A
                                  ---------

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE BORROWER. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN A MANNER CONSISTENT WITH THE SECURITIES ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

No. [ ]                                                                 $[ ]
                                                    Original Issue Date: [ ]

                           ZOLTEK COMPANIES, INC.
                     SENIOR CONVERTIBLE NOTE DUE [ ](1)

                  THIS NOTE is one of a series of duly authorized and issued notes of Zoltek Companies, Inc., a Missouri corporation (the "BORROWER"), designated as its Senior Convertible Notes due [______](2), in the original aggregate principal amount of [Five Million Dollars ($5,000,000)][Fifteen Million Dollars ($15,000,000)][Twenty Million Dollars ($20,000,000)] (collectively, the "NOTES" and each note comprising the Notes, a "NOTE").

                  FOR VALUE RECEIVED, the Borrower promises to pay to the order of [ ] or its registered assigns (the "LENDER"), the principal sum of [ ] ($), on [ ](3) or such earlier date as this Note is required to be repaid as provided hereunder (the "MATURITY DATE"), and to pay interest to

--------------------
(1) 42nd month anniversary of the Original Issue Date

(2) 42nd month anniversary of the Original Issue Date

(3) 42nd month anniversary of the Original Issue Date


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

the Lender on the principal amount of this Note outstanding from time to time in accordance with the provisions hereof. All holders of Notes are referred to collectively, as the "LENDERS." This Note is subject to the following additional provisions:

                  1.       Definitions. In addition to the terms defined
                           -----------
elsewhere in this Note: (a) capitalized terms that are used but not otherwise defined herein have the meanings given to such terms in the Loan and Warrant Agreement, dated as of the September 29, 2005, among the Borrower, the lenders identified therein and Omicron Master Trust, as Administrative Agent thereunder (the "LOAN AGREEMENT"), and (b) the following terms have the meanings indicated below:

         "BANKRUPTCY EVENT" means any of the following events: (a) the Borrower or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Borrower or any Subsidiary thereof; (b) there is commenced against the Borrower or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Borrower or any Subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Borrower or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) under applicable law the Borrower or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Borrower or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Borrower or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Borrower or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

         "CHANGE OF CONTROL" means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 20% of the voting rights or equity interests in the Borrower; (ii) a replacement of more than one-half of the members of the Borrower's board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a Fundamental Transaction, a merger or consolidation of the Borrower or any Subsidiary or a sale of more than 20% of the assets of the Borrower in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Borrower's securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Borrower or any Subsidiary that constitutes or results in a transfer of more than 20% of the voting rights or equity interests in the Borrower, unless following such transaction or series of transactions, the holders of the Borrower's securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Borrower, or (vi) the execution by the Borrower or its

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

controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

         "CLOSING DATE" shall mean the [First Closing Date][Second Closing Date][Third Closing Date][Fourth Closing Date](4).

         "CLOSING PRICE" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by a majority in interest of the Lenders.

         "COMMON STOCK" means the common stock of the Borrower, $0.01 par value per share, and any securities into which such common stock may hereafter be reclassified.

         "COMMON STOCK EQUIVALENTS" means any securities of the Borrower or a subsidiary thereof which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

         "CONVERSION DATE" means the date a Conversion Notice together with the Conversion Schedule is delivered to the Borrower in accordance with
Section 5(a).

         "CONVERSION NOTICE" means a written notice in the form attached hereto as Exhibit A.
          ---------

         "CONVERSION PRICE" means $12.50(5), subject to adjustment from time to time pursuant to Section 11.

         "DEFAULT" means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "ELIGIBLE MARKET" means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

         "EQUITY CONDITIONS ARE SATISFIED" means, as of any date of determination, that each of the following conditions is (or would be) satisfied on such date, if the Borrower were to issue on

--------------------
(4)  To be determined based on the Closing in which the Note is issued.

(5) The form of note will be the same for the four closings but the Conversion Price with respect to the First and Second Closings will be $12.50 and with respect to the Third Closing and Fourth Closing, will be based on the closing prices immediately preceding the Third Closing Date and Fourth Closing Date, respectively as provided in the Loan Agreement.

such date all of the Underlying Shares then issuable upon (1) conversion in full of the outstanding principal amount of all convertible debt issued by the Borrower (including the Notes), (2) the exercise of all options and warrants for Common Stock (including the Warrants) and (3) the payment of accrued and unpaid interest on such Interest Payment Date under all convertible debt (including the Notes) of the Borrower: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance, (ii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing on such Eligible Market upon issuance,
(iii) such Common Stock is registered for resale under the Registration Statement, (iv) such issuance would be permitted in full without violating
Section 5(b)(i) or Section 5(b)(ii) hereof or the rules or regulations of the Eligible Market on which such shares are listed or quoted, (v) both immediately before and after giving effect thereto, no Default shall or would exist, and (vi) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated.

         "EVENT EQUITY VALUE" means the average of the Closing Prices for the five consecutive Trading Days preceding either: (a) the date of an Event Notice or the date the Borrower becomes obligated to pay the Event Price under Section 7(b), as applicable, or (b) the date on which the Event Price with respect thereto (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) is paid in full, whichever is greater.

         "EVENT OF DEFAULT" means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  (i) any default in the payment (free of any claim of subordination), when the same becomes due and payable (whether on a Conversion Date or the Borrower Conversion Date, a Prepayment Date, the Maturity Date or by acceleration or prepayment or otherwise), of principal, interest or liquidated damages in respect of this Note which default continues unremedied for a period of three Trading Days after the date on which written notice of such default is first given to the Borrower by the Holder;

                  (ii) the Borrower or any Subsidiary (1) fails to pay when due any monetary obligation (regardless of amount) under any currently existing or hereafter arising debenture or note (other than a Note) or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness or under any long term leasing or factoring arrangement, if the aggregate amount of the obligations and liabilities of the Borrower and the Subsidiaries thereunder exceed
$350,000 (each of the foregoing a "MATERIAL DEBT AGREEMENT"), or (2) fails
                                   -----------------------
to observe or perform any other obligation under any Material Debt
Agreement, and such failure results in the obligations thereunder becoming or being declared due and payable prior to the date on which they would otherwise become due and payable;

                  (iii) the occurrence or entering into by the Borrower or any Subsidiary, or consummation of, any Change of Control transaction;

                  (iv) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.4, 4.6, 4.8, 4.9, 4.10, 4.12, 4.16, 4.17 or in Article 5 of the Loan Agreement;

                  (v) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Transaction Document (other than those specified in clause (i) or (iv) above and clause (xvii) or (xxi) below), and such failure shall continue unremedied for a period of ten Trading Days after the date on which written notice of such default is first given to the Borrower by the Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within ten Trading Days);

                  (vi) the occurrence and continuance of an Event of Default under any other Note;

                  (vii) any prepayment by the Borrower of any other Note or any other Indebtedness (other than (a) the Borrower's outstanding
Indebtedness to Marshall and Isley Bank of St. Louis, and (b) the 2003 Debentures (as defined below) 2004 Debentures (as defined below), 2004 Notes (as defined below) or 2005 Notes (as defined below) each in accordance with their respective terms), issued by it or outstanding under any issuance of securities in exchange for any Notes issued by it (other than Underlying Shares upon conversion of such notes in accordance with their terms as in effect on the Original Issue Date thereof), except in each case (1) if the Borrower offers to the Lender in writing the same prepayment of this Note and all other Notes then held by such Lender on the same economic terms on which the Borrower prepays or offers to prepay (whichever is more favorable to the holder of such Note) such Notes and (2) in accordance with the prepayment provisions of Section 8 and 13 of this Note;

                  (viii) any of the Borrower's representations and warranties set forth in the Loan Agreement shall be incorrect in any material respect as of the Original Issue Date;

                  (ix)     the occurrence of a Bankruptcy Event;

                  (x) one or more judgments for the payment of money in an aggregate amount in excess of (1) with respect to the existing litigation pertaining to Scott Macon Securities, $850,000, or (2) in all other cases, $350,000, shall be rendered against the Borrower or any Subsidiary or any combination thereof (which shall not be fully covered by insurance without taking into account any applicable deductibles) and the same shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

                  (xi) any Transaction Document shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

                  (xii) the Common Stock shall not be listed or quoted, or is suspended from trading, on an Eligible Market for a period of three Trading Days (which need not be consecutive Trading Days);

                  (xiii) the Borrower fails to deliver a stock certificate evidencing Underlying Shares to a Lender within three Trading Days after a Conversion Date, or in the case of exercises under a Warrant, within three Trading Days after a Date of Exercise under, and as such term is defined in, such Warrant, or the conversion or exercise rights of the Lenders pursuant to the terms hereof or the terms of the Warrants are otherwise suspended for any reason (other than as set forth in Section 5 of this Note or Section 11 of the Warrant);

                  (xiv) the Borrower fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any conversion of Notes or upon any exercise of Warrants;

                  (xv) the Borrower effects or publicly announces its intention to effect any exchange, recapitalization or other transaction that effectively requires or rewards physical delivery of certificates evidencing the Common Stock, unless following such transaction, the holders of the Borrower's securities prior to the first such transaction continue to beneficially own at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets;

                  (xvi) a Registration Statement under the Registration Rights Agreement is not declared effective by the Commission by the 365th day following the First Closing Date, or is not effective as to all Registrable Securities (as defined in the Registration Rights Agreement), and available for use by the holders of Registrable Securities, for in excess of an aggregate of 60 Trading Days (which need not be consecutive Trading Days) during the Effectiveness Period (as defined in the Registration Rights Agreement);

                  (xvii) the Borrower fails to make any cash payment required under the Transaction Documents (other than as set forth in paragraph (i) above) and such failure is not cured within five Trading Days after notice of such default is first given to the Borrower by a Lender;

                  (xviii) there shall be an Event of Default under and as defined in any debenture issued by the Borrower in respect of the Securities Purchase Agreement dated as of December 19, 2003 (the "2003 SECURITIES PURCHASE AGREEMENT") (such debentures, the "2003 DEBENTURES");

                  (xix) there shall be an Event of Default under and as defined in any debenture issued by the Borrower in respect of the Securities Purchase Agreement dated as of March 11, 2004 (the "2004 SECURITIES PURCHASE AGREEMENT") (such debentures, the "2004 DEBENTURES");

                  (xx) there shall be an Event of Default under and as defined in any note issued by the Borrower in respect of the Loan and Warrant Agreement dated as of October 14, 2004 (the "2004 LOAN AGREEMENT") (such notes, the "2004 NOTES");

                  (xxi) there shall be an Event of Default under and as defined in any note issued by the Borrower in respect of the Loan and Warrant Agreement dated as of February 29, 2005 (the "2005 LOAN AGREEMENT") (such notes, the "2005 NOTES"); or

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                  (xxii)   the Borrower shall agree to amend, waive or
otherwise modify the Shareholders Agreement other than in accordance with
Section 8.4 of the Loan Agreement.

         "GUARANTEE" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, provided, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

         "INDEBTEDNESS" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than unsecured accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements that exceed amounts necessary to hedge the Borrower's interest rate or cross-currency exposure and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

         "ORIGINAL ISSUE DATE" has the meaning set forth on the face of this Note.

         "PRINCIPAL PAYMENT DATE" means any date on which payment of a principal amount of this Note shall be due and payable by the Borrower in accordance with Section 2.

         "VWAP" means, with respect to any date of determination, the daily volume weighted average price (as reported by Bloomberg using the VAP function) of the Common Stock on such date of determination, or if there is no such price on such date of determination, then the daily volume weighted average price on the date nearest preceding such date.

                  2.       Principal and Interest.
                           ----------------------

                           (a)     The Borrower shall pay interest to the
Lender on the aggregate then outstanding principal amount of this Note at the rate of 7.5% per annum, payable quarterly in cash in arrears on each March 31, June 30, September 30 and December 31 (each an "INTEREST PAYMENT DATE"), beginning December 31, 2005, except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day. Interest shall be

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calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date.

                           (b)     The Borrower shall pay the principal
balance of this Note to the Holder in 10 equal quarterly installments (each, a "QUARTERLY INSTALLMENT") commencing on the date fifteen (15) months following the Closing Date and to continue for each of the 9 quarters thereafter, except if such date is not a Trading Day, in which case such principal shall be payable on the next succeeding Trading Day (each, a "PRINCIPAL PAYMENT DATE"), until the outstanding principal balance of this Note has been paid in full.

                           (c)     Subject to the conditions and limitations
set forth below, the Borrower may at its option, on each Interest Payment Date, pay accrued interest on this Note either: (A) in cash, or (B) by delivering by the Third Trading Day following the applicable Interest Payment Date, a number of freely tradable shares of Common Stock equal to the quotient obtained by dividing the amount of such interest by 93% of the arithmetic average of the VWAP for each of the 20 consecutive Trading Days immediately preceding (but not including) such Interest Payment Date and
(ii) on each Principal Payment Date, pay the applicable Quarterly Installment on this Note, either (A) in cash, or (B) by delivery by the Third Trading Day following the applicable Quarterly Installment Date, a number of freely tradable shares of Common Stock equal to the quotient obtained by dividing the amount of such Quarterly Installment by the lesser of (i) 90% of the arithmetic average of the VWAP for each of the 20 consecutive Trading Days immediately preceding (but not including) such Principal Payment Date and (ii) the Conversion Price. The Borrower must deliver written notice to the Lender indicating the manner in which it intends to pay interest or principal at least ten Trading Days prior to each Interest Payment Date or Principal Payment Date, but the Borrower may indicate in any such notice that the election contained therein shall continue for subsequent Interest Payment Dates or Principal Payment Dates until rescinded. Failure to timely provide such written notice shall be deemed an irrevocable election by the Borrower to pay such interest or principal in cash. All interest or principal payable in respect of the Notes on any Interest Payment Date or Principal Payment Date must be paid in the same manner.

                           (d)     Notwithstanding the foregoing, the Borrower
may not pay interest or principal in shares of Common Stock on any Interest Payment Date, Principal Payment Date or in connection with any conversion of all or any portion of this Note unless, (i) on the date thereof, the Equity Conditions Are Satisfied, (ii) the closing price of the Common Stock for the twenty (20) consecutive Trading Days immediately preceding the date thereof shall exceed $12.50 per share (as adjusted pursuant to Section 11) and (iii) the trading volume of the Common Stock for each Trading Day of such twenty
(20) consecutive Trading Day period immediately preceding the date thereof exceeds 50,000 shares.

                  3.       Registration of Notes. The Borrower shall register
                           ---------------------
the Notes upon records maintained by the Borrower for that purpose (the
"NOTE REGISTER") in the name of each record Lender thereof from time to time. The Borrower may deem and treat the registered Lender of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary from such record Lender. The Borrower shall at any time and from time to time, upon one Business Days' prior notice by the Administrative Agent or any Lender, make the Note Register available for

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

inspection by the Administrative Agent, such Lender or the representative(s) of the Administrative Agent or such Lender, at the chief executive office of the Borrower during normal business hours. The Administrative Agent shall be permitted to rely on the information set forth in the Note Register.

                  4.       Registration of Transfers and Exchanges. The Borrower
                           ---------------------------------------
shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Borrower at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new note, a "NEW NOTE"), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Lender. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. The Borrower agrees that its prior consent is not required for the transfer of any portion of this Note; provided, however, that the
                                              --------
Borrower shall be entitled to reasonable assurance, including an opinion of counsel reasonably acceptable to Borrower, that such transfer complies with applicable federal and state securities laws. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Lender surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

                  5.       Conversion.
                           ----------

                           (a)     At the Option of the Lender. All or any
                                   ---------------------------
portion of the principal amount of this Note then outstanding shall be convertible into shares of Common Stock at the Conversion Price (subject to limitations set forth in Section 5(b)), at the option of the Lender, at any time and from time to time from and after the Original Issue Date. The Lender may effect conversions under this Section 5(a), by delivering to the Borrower a Conversion Notice together with a schedule in the form of
Schedule 1 attached hereto (the "CONVERSION SCHEDULE"). Upon receipt of the
----------
Conversion Notice, any accured and unpaid interest hereunder payable with respect to the principal amount of the Note to be converted shall, at the option of the Borrower, be payable by the Borrower in cash or convertible into that number of shares of Common Stock equal to the amount of such payment divided by the Conversion Price. If the Lender is converting less than all of the principal amount represented by this Note, or if a conversion hereunder may not be effected in full due to the application of
Section 5(b), the Borrower shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Lender a Conversion
Schedule indicating the principal amount which has not been converted.

                           (b)     Certain Conversion Restrictions.
                                   -------------------------------

                                   (i)      Notwithstanding anything to the
contrary contained herein, the number of shares of Common Stock that may be acquired by a Lender upon any conversion of Notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Lender and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Lender's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the "THRESHOLD PERCENTAGE") or 9.999%

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(the "MAXIMUM PERCENTAGE") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by the Lender that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. The Borrower's obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation. The Lender shall have the right
(x) at any time and from time to time to reduce its Maximum Percentage immediately upon notice to the Borrower in the event and only to the extent that Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder to a percentage less than 9.99% and (y) at any time and from time to time, to waive the provisions of this
Section insofar as they relate to the Threshold Percentage or to increase its Threshold Percentage (but not in excess of the Maximum Percentage) unless the Lender shall have, by written instrument delivered to the Borrower, irrevocably waived its rights to so increase its Threshold Percentage, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Borrower, and (ii) any such waiver or increase or decrease will apply only to the Lender and not to any other Lender of Notes; but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Borrower, and (ii) any such waiver or increase or decrease will apply only to the Lender and not to any other Lender of Notes.

                                   (ii)     Notwithstanding anything to the
contrary in this Note, if the Borrower has not previously obtained Shareholder Approval (as defined below), then the Borrower may not issue shares of Common Stock in excess of (a) the Issuable Maximum or (b) a number of shares above which the issuance of one additional share would cause a Change of Control (a "Change of Control Threshold") upon conversion of this Note at a conversion price which is less than the Closing Price on the Trading Day immediately preceding the Original Issue Date (the "THRESHOLD PRICE"). The "Issuable Maximum" means, as of any date, a number of shares of Common Stock equal to 19.99% of the outstanding shares of Common Stock immediately preceding the Closing Date, less such number of shares of Common Stock as have been issued at a price below the Threshold Price (1) upon exercise of the Warrants issued under the Loan Agreement and warrants issued under the 2003 Securities Purchase Agreement, the 2004 Securities Purchase Agreement, the 2004 Loan Agreement, and the 2005 Loan Agreement, (2) upon conversion of the 2003 Debentures, the 2004 Debentures, the 2004 Notes and the 2005 Notes and (3) upon conversion of the Notes, or in payment of interest thereunder. Each Lender shall be entitled to a portion of the Issuable Maximum or Change of Control Threshold, as applicable, equal to the quotient obtained by dividing: (x) the principal amount of Notes issued and sold to such Lender on the Original Issue Date by (y) the aggregate principal amount of all Notes issued and sold by the Borrower on the Original Issue Date. If any Lender shall no longer hold Notes, then such Lender's remaining portion of the Issuable Maximum or Change of Control Threshold, as applicable, (other than those represented by the remaining portion of the

Warrant and the other warrants referenced in clause (1) above) shall be allocated pro-rata among the remaining Lenders, giving effect to the Borrower's desire to allocate this limitation among the class of securities known as the Notes. If on any Conversion Date, or at such time as a Lender shall notify the Borrower that the condition in (A) following this clause shall be in effect: (A) the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding principal amount of Notes would exceed the Issuable Maximum or would exceed the Change of Control Threshold on such date and (B) the Borrower shall not have previously obtained the vote of shareholders applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum or Change of Control Threshold, as applicable, pursuant to the terms hereof (the "SHAREHOLDER APPROVAL"), then, the Borrower shall, on such Conversion Date or on any Conversion Date prior to the receipt by the Borrower of the Shareholder Approval, issue to the Lender a number of shares of Common Stock equal to the Issuable Maximum or Change of Control Threshold, as applicable, and, with respect to the remainder of the principal amount of Notes then held by the Lenders for which a conversion would result in an issuance of shares of Common Stock in excess of the Issuable Maximum or Change of Control Threshold, the Borrower must seek Shareholder Approval in accordance with subsection (iii) below. The Borrower and the Lender understand and agree that shares of Common Stock issued to and then held by the Lender as a result of conversions of the Notes shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

                                   (iii)    Shareholder Approval.
                                            --------------------

                                            (1)      The Borrower shall use
its best efforts to obtain as soon as possible but in no event later than 90 days following the date of the Loan Agreement or 120 days in the event the proxy materials shall be reviewed by the Commission, shareholder approval of the issuance of the Underlying Shares (the "SHAREHOLDER PROPOSAL"), which approval shall meet the requirements of Nasdaq's Rule 4350(i) of Nasdaq set forth in the NASD Manual (the "SHAREHOLDER APPROVAL DATE").

                                            (2)      As soon as practicable
following the date of the Loan Agreement, but in no event more than 30 days following the date of the Loan Agreement, the Borrower shall prepare and file with the Commission proxy materials calling a special meeting (the "SPECIAL MEETING") of its shareholders seeking approval of the Shareholder Proposal. The Borrower shall use its reasonable best efforts to cause such proxy materials to reach the "no further comment" stage as soon as possible (the "CLEARANCE DATE") and to hold the Special Meeting as soon as possible following the Clearance Date, but in no event later than 45 days following the Clearance Date.

                                            (3)      The Board of Directors
shall recommend approval thereof by the Borrower's shareholders. The Borrower shall mail and distribute its proxy materials for the Special Meeting to its shareholders at least 30 days prior to the date of the Special Meeting and shall actively solicit proxies to vote for the Shareholder Proposal. The Borrower shall provide the Lenders an opportunity to review and comment on such proxy materials by providing (which may be by e-mail) copies of such proxy materials and any revised preliminary proxy materials to the Lenders at least three (3) days prior to their filing with the Commission. The Borrower shall provide the Lenders (which may be by e-mail) copies of all correspondence from or to the Commission or its staff concerning the proxy materials for the Special Meeting promptly after the same is sent or received by the Borrower and summaries of any comments of the Commission's staff which the Borrower receives orally promptly after receiving such oral comments. The Borrower shall (i) furnish to the Lenders and their counsel (which may be by e-mail) a copy of its definitive proxy materials for the Special Meeting and any amendments or supplements thereto promptly after the same are first used, mailed to shareholders or filed with the Commission,
(ii) inform the Lenders of the progress of solicitation of proxies for such meeting and (iii) inform the Lenders of any adjournment of the Special Meeting and shall report the result of the vote of shareholders on the Shareholder Proposal at the conclusion of the Special Meeting.

                                            (4)      If for any reason the
Shareholder Proposal is not approved at the Special Meeting, the Borrower will take such additional acts or actions as are necessary to hold an additional Special Meeting to consider the Shareholder Proposal and in conjunction therewith shall hire a nationally recognized proxy solicitation firm, selected by the Lenders which is reasonably satisfactory to the Borrower, to assist it in obtaining the necessary shareholder votes to approve the Shareholder Proposal. The Borrower shall bear all costs and expenses of the preparation and filing of any and all proxy materials and Special Meetings, including but not limited to the costs and expenses of the proxy solicitation firm if needed.

                  6.       Mechanics of Conversion.
                           -----------------------

                           (a)     The number of Underlying Shares issuable
upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, divided by the Conversion Price on the Conversion Date, plus (if indicated by Borrower as set forth in Section 5) the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date.

                           (b)     The Borrower shall promptly following
each Conversion Date (but in no event later than three Trading Days after such Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Lender and in such name or names as the Lender may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends. The Lender, or any Person so designated by the Lender to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of such Conversion Date. The Borrower shall, upon request of the Lender, use its best efforts to deliver Underlying Shares hereunder electronically (via a DWAC) through the Depository Trust Corporation or another established clearing corporation performing similar functions.

                           (c)     The Lender shall not be required to
deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the Note and issuance of a New Note representing the remaining outstanding principal amount.

                           (d)     The Borrower's obligations to issue and
deliver Underlying Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Lender to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Lender or any other Person of any obligation to the Borrower or any violation or alleged violation of law by the Lender or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Lender in connection with the issuance of such Underlying Shares.

                           (e)     If by the third Trading Day after a
Conversion Date or the Borrower Conversion Date the Borrower fails to deliver to the Lender such Underlying Shares in such amounts and in the manner required pursuant to Section 5, then the Lender will have the right to rescind the Conversion Notice or the Borrower Conversion Notice pertaining thereto by giving written notice to the Borrower prior to such Lender's receipt of such Underlying Shares.

                           (f)     If by the third Trading Day after a
Conversion Date or the Borrower Conversion Date the Borrower fails to deliver to the Lender the required number of Underlying Shares in the manner required pursuant to Section 5, and if after such third Trading Day and prior to the receipt of such Underlying Shares, the Lender purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Lender of the Underlying Shares which the Lender anticipated receiving upon such conversion (a "BUY IN"), then the Borrower shall: (1) pay in cash to the Lender (in addition to any other remedies available to or elected by the Lender) the amount by which (x) the Lender's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Underlying Shares that the Borrower was required to deliver to the Lender in connection with the exercise at issue by (B) the Closing Price at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Lender, either void the conversion at issue and reinstate the principal amount of Notes (plus converted accrued interest therein) for which such conversion was not timely honored or deliver to the Lender the number of shares of Common Stock that would have been issued had the Borrower timely complied with its exercise and delivery obligations hereunder. The Lender shall provide the Borrower reasonably detailed evidence or written notice indicating the amounts payable to the Lender in respect of the Buy-In.

                  7.       Events of Default.
                           -----------------

                           (a)     At any time or times following the
occurrence and during the continuance of an Event of Default (other than under clause (ix) of such defined term with respect to the Borrower), the Lender may by notice to the Borrower (an "EVENT NOTICE"), require the Borrower to purchase all or any portion of the outstanding principal amount of this Note, as indicated in such Event Notice, at a purchase price in Dollars in cash equal to the greater of: (A) 100% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any unpaid liquidated damages and other amounts then owing to the Lender under the Transaction Documents, through the date of purchase, or (B) the Event Equity Value of the Underlying Shares that would be issuable upon conversion of such principal amount and payment in Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained herein). The aggregate amount payable pursuant to the preceding sentence is referred to as the "EVENT PRICE." The Borrower shall pay the aggregate

Event Price to the Lender (free of any claim of subordination) no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Lender shall deliver the original Note so repurchased to the Borrower.

                           (b)     Upon the occurrence of any Bankruptcy Event
with respect to the Borrower, all outstanding principal and accrued but unpaid interest on this Note and any unpaid liquidated damages and other amounts then owing under the Transaction Documents shall immediately become due and payable in full in Dollars in cash (free of any claim of subordination), without any action by the Lender, and the Borrower shall immediately be obligated to repurchase this Note held by such Lender at the Event Price pursuant to the preceding paragraph as if the Lender had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

                           (c)     In connection with any Event of Default,
the Lender need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind (other than the Event Notice), and the Lender may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Lender at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

                  8.       Ranking. This Note ranks senior to or pari passu
                           -------
with all other Notes now or hereafter issued pursuant to the Transaction Documents and is senior to or pari passu with all existing and hereafter created Indebtedness of the Borrower. No Indebtedness of the Borrower is senior to this Note in right of payment, whether with respect of interest, damages or upon liquidation or dissolution or otherwise. The Borrower will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Borrower's obligations under the Notes.

                  9.       Charges, Taxes and Expenses. Issuance of
                           ---------------------------
certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Lender for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Borrower; provided, however, that the Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Notes in a name other than that of the Lender. The Lender shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

                  10.      Reservation of Underlying Shares. The Borrower
                           --------------------------------
covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Note (taking into account the adjustments of Section 11), free from preemptive rights or any other contingent purchase rights of persons other than the Lender. The Borrower covenants that all Underlying

Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

                  11.      Certain Adjustments. The Conversion Price is subject
                           -------------------
to adjustment from time to time as set forth in this Section 11.

                           (a)     Stock Dividends and Splits. If the Borrower,
                                   --------------------------
at any time while this Note is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

                           (b)     Pro Rata Distributions. If the Borrower,
                                   ----------------------
at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph),
(iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, "DISTRIBUTED PROPERTY"), then, at the request of the Lender delivered before the 90th day after the record date fixed for determination of shareholders entitled to receive such distribution, the Borrower will deliver to the Lender, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Lender would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Lender pursuant to the preceding sentence, then upon any conversion of this Note that occurs after such record date, the Lender shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Lender would have been entitled to receive in respect of such number of Underlying Shares had the Lender been the record holder of such Underlying Shares immediately prior to such record date. Notwithstanding the foregoing, this Section 11(b) shall not apply to any distribution of rights or securities in respect of adoption by the Borrower of a shareholder rights plan, which events shall be covered by Section 11(a).

                           (c)     Fundamental Transactions. If, at any time
                                   ------------------------
while this Note is outstanding, (i) the Borrower effects any merger or consolidation of the Borrower with or into another Person, (ii) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Borrower or another Person) is completed pursuant to which holders of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 11(a) above) (in any such case, a "FUNDAMENTAL TRANSACTION"), then upon any subsequent conversion of this Note, the Lender shall have the right to: (x) declare an Event of Default pursuant to clause (iii) thereunder, (y) receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common
Stock (the "ALTERNATE CONSIDERATION") or (z) require the surviving entity to issue to the Lender and instrument identical to this Note (with an appropriate adjustments to the conversion price). For purposes of any such conversion, the Borrower shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Lender shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Borrower or surviving entity in such Fundamental Transaction (or, if different, the ultimate parent of such successor or entity or the entity issuing the Alternate Consideration) shall issue to the Lender a new debenture consistent with the foregoing provisions and evidencing the Lender's right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

                           (d)     Subsequent Equity Sales.
                                   -----------------------

                                   (i)      If the Borrower or any Subsidiary,
as applicable, at any time while this Note is outstanding, shall issue shares of Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock
Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, the Conversion Price shall be adjusted to the lowest conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Borrower shall notify the Lender in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. No further adjustments shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion or exercise of the applicable Common Stock Equivalent.

                                   (ii)     For purposes of this subsection
11(d), the following subsections (d)(ii)(l) to (d)(ii)(6) shall also be applicable:

                                            (1)      Issuance of Rights or
                                                     ---------------------
Options. In case at any time the Borrower shall in any manner grant
-------
(directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "OPTIONS" and such convertible or exchangeable stock or securities being called "CONVERTIBLE SECURITIES") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Borrower as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Borrower upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 11(d)(ii)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                                            (2)      Issuance of Convertible
                                                     -----------------------
Securities. In case the Borrower shall in any manner issue (directly and not
----------
by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Borrower as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof, by
(ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that
(a) except as otherwise provided in subsection 11(d)(ii)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and
(b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such

Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection 11(d).

                                            (3)      Change in Option Price
                                                     ----------------------
or Conversion Rate. Upon the happening of any of the following events,
------------------
namely, if the purchase price provided for in any Option referred to in subsection 11(d)(ii)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 11(d)(ii)(l) or 11(d)(ii)(2), or the rate at which Convertible Securities referred to in subsections 11(d)(ii)(l) or 11(d)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 11(d) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 11(d) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Borrower), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                                            (4)      Stock Dividends. Subject
                                                     ---------------
to the provisions of this Section 11(d), in case the Borrower shall declare a dividend or make any other distribution upon any stock of the Borrower (other than the Common Stock) payable in Common Stock, Options or
Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                                            (5)      Consideration for Stock.
                                                     -----------------------
In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Borrower therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Borrower in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Borrower shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Borrower, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Borrower in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Borrower, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Borrower. If
Common Stock, Options or Convertible Securities shall be issued or sold by the Borrower and, in connection therewith, other Options or Convertible Securities (the "ADDITIONAL RIGHTS") are issued, then the consideration received or deemed to be received by the Borrower shall be reduced by the fair market value of the Additional Rights (as determined using the

Black-Scholes option pricing model or another method mutually agreed to by the Borrower and the Lender). The Board of Directors of the Borrower shall respond promptly, in writing, to an inquiry by the Lenders as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Borrower and the Lenders are unable to agree upon the fair market value of the Additional Rights, the Borrower and the Lenders shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Borrower and the Lender.

                                            (6)      Record Date. In case the
                                                     -----------
Borrower shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                                   (iii)    Notwithstanding the foregoing,

no adjustment will be made under this paragraph (d) in respect of: (A) the issuance of securities upon the exercise or conversion of any Common Stock Equivalents issued by the Borrower prior to the Original Issue Date of this Note (but will apply to any amendments, modifications and reissuances thereof), and (B) the grant of options or warrants, or the issuance of additional securities, under any duly authorized Borrower stock option, stock incentive plan, restricted stock plan or stock purchase plan in existence on the Closing Date; (C) the issuance of Common Stock in payment of interest on the 2005 Notes, 2004 Notes or on the 2003 Debentures or 2004 Debentures or this Note; (D) the issuance of Common Stock Equivalents pursuant to a Strategic Transaction or (E) the issuance of Common Stock pursuant to Section 2(c) of the Registration Rights Agreement.

                           (e)     Reclassifications; Share Exchanges. In
                                   ----------------------------------
case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Lenders of the Notes then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Lenders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Borrower into which such shares of Notes could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                           (f)     Calculations. All calculations under
                                   ------------
this Section 11 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Borrower, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                           (g)     Notice of Adjustments. Upon the occurrence
                                   ---------------------
of each adjustment pursuant to this Section 11, the Borrower at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Borrower will promptly deliver a copy of each such certificate to the Lender.

                           (h)     Notice of Corporate Events. If the Borrower
                                   --------------------------
(i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Borrower or any Subsidiary, (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Borrower, then the Borrower shall deliver to the Lender a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Borrower will take all steps reasonably necessary in order to insure that the Lender is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

                  12.      Fractional Shares. The Borrower shall not be required
                           -----------------
to issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Note or payment of interest hereon, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

                  13.      Call Right.
                           ----------

                           (a)     Subject to the provisions of this
Section 13, if after the six-month anniversary of the Effective Date, the
----------
Closing Price of the Borrower's Common Stock on the Nasdaq National Market is equal to or above $25.00(6) (as adjusted pursuant to Section 11) (the "THRESHOLD PRICE") for each of 20 consecutive Trading Days, then the Borrower shall have the right, but not the obligation (the "CALL RIGHT"), on at least thirty (30) days prior written notice to the Lender to redeem all (but not part) of the unpaid principal balance of this Note for which a Conversion Notice has not yet been delivered (the "CALL AMOUNT").

                           (b)     To exercise this Call Right, the Borrower
shall deliver to the Lender an irrevocable written notice (a "CALL NOTICE"), indicating the Call Amount. The date that the Borrower delivers the Call Notice to the Lender shall be referred to as the "CALL DATE." Within thirty
(30) days of receipt of the Call Notice, and provided that the Lender is permitted to convert this Note pursuant to Section 5 above, the Lender may convert this Note in whole or in part in accordance with Section 5 above. Any portion of the Call Amount that is not exercised

--------------------
(6) For the Third and Fourth Closing, the required Closing Price of the Common Stock would be adjusted to twice the Third Closing Purchase Price and Fourth Closing Purchase Price, respectively.

by 6:30 p.m. (New York City time) on the 30th day following the date of receipt of the Call Notice (the "REDEMPTION DATE") shall be cancelled upon the payment by the Borrower to the Lender of the Call Amount, plus all accrued but unpaid interest thereon through the date of payment. Any portion of this Note to which the Call Notice does not pertain (the "REMAINING PORTION") will be unaffected by such Call Notice. The Borrower covenants and agrees that it will honor any Conversion Notice with respect to the Call Amount that is tendered to the Borrower from the time of delivery of the Call Notice through and including 6:30 p.m. (New York City time) on the Redemption Date.

                           (c)     Notwithstanding anything to the contrary
set forth in this Note, the Borrower may not deliver a Call Notice or require the cancellation of any unexercised Call Amount (and any Call Notice will be void), unless from the beginning of the 20 consecutive Trading Days used to determine whether the Common Stock has achieved the Threshold Price through the Redemption Date (the "CALL PERIOD") (i) the Borrower shall have honored in accordance with the terms of this Note any Conversion Notice delivered by 6:30 p.m. (New York City time) on or prior to the Redemption Date, (ii) all Equity Conditions Are Satisfied, and (iii) the Closing Price of the Borrower's Common Stock is equal to or above the Threshold Price.

                  14.      Notices. Any and all notices or other communications
                           -------
or deliveries hereunder (including without limitation any Conversion Notice or the Borrower Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading
Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Borrower, to 3101 McKelvey Road, St. Louis, Missouri 63044, facsimile: (314) 291-9082, attention Chief Financial Officer, (ii) if to the Lender, to the address or facsimile number appearing on the Borrower's shareholder records or such other address or facsimile number as the Lender may provide to the Borrower in accordance with this Section, or
(iii) if to the Administrative Agent, to the address or facsimile number therefor set forth in the Loan Agreement.

                  15.      Miscellaneous.
                           -------------

                           (a)     This Note shall be binding on and inure to
the benefit of the parties hereto and their respective successors and assigns.

                           (b)     Subject to Section 15(a), above, nothing
in this Note shall be construed to give to any person or corporation other than the Borrower and the Lender any legal or equitable right, remedy or cause under this Note. This Note shall inure to the sole and exclusive benefit of the Borrower and the Lender.

                           (c)     All questions concerning the construction,
validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "NEW YORK COURTS"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for any Proceeding, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court or that a New York Court is an inconvenient forum for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding. The prevailing party in a proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

                           (d)     The headings herein are for convenience
only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

                           (e)     In case any one or more of the provisions
of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

                           (f)     No provision of this Note may be waived,
amended or otherwise modified except in accordance with the requirements set forth in the Loan Agreement. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

                           (g)     To the extent it may lawfully do so, the
Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Lender in order to enforce any right or remedy under the Notes. Notwithstanding any provision to the contrary contained in the Notes, it is expressly agreed and provided that the total liability of the Borrower under the Notes for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "MAXIMUM RATE"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Borrower may be obligated to pay under the Notes exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Notes is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Notes from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to any Lender with respect to indebtedness evidenced by the Notes, such excess shall be applied by such Lender to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at such Lender's election.

                          [Signature Page Follows]

         IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

                                   ZOLTEK COMPANIES, INC.




                                   By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                  EXHIBIT A

                              CONVERSION NOTICE

(To be Executed by the Registered Lender in order to convert Notes)

         The undersigned hereby elects to convert the principal amount of
Note indicated below, into shares of Common Stock of Zoltek Companies, Inc., as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Borrower in accordance therewith. No fee will be charged to the Lender for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Note.

Conversion calculations:
                          ----------------------------------------------------
                          Date to Effect Conversion


                          ----------------------------------------------------
                          Principal amount of Note owned prior to conversion


                          ----------------------------------------------------
                          Principal amount of Note to be Converted


                          ----------------------------------------------------
                          Principal amount of Note remaining after Conversion


                          ----------------------------------------------------
                          Number of shares of Common Stock to be Issued


                          ----------------------------------------------------
                          Applicable Conversion Price


                          ----------------------------------------------------
                          Name of Lender


                          By:
                              ------------------------------------------------
                              Name:
                              Title:



         By the delivery of this Conversion Notice the Lender represents and warrants to the Borrower that its ownership of the Common Stock does not exceed the restrictions set forth in Section 5(b) of the Note.

                                 SCHEDULE 1

                           Zoltek Companies, Inc.
                      Senior Convertible Notes due [ ]

                             CONVERSION SCHEDULE

               This Conversion Schedule reflects conversions made under the above referenced Notes.

                                   Dated:

---------------------------------------------------------------------------------------------------------------
      Date of Conversion           Amount of Conversion           Aggregate        Applicable Conversion Price
                                                                  Principal
                                                                   Amount
                                                                  Remaining
                                                                Subsequent to
                                                                 Conversion
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

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---------------------------------------------------------------------------------------------------------------

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---------------------------------------------------------------------------------------------------------------

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